UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2015

Spark Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36559	46-5453215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2105 CityWest Blvd., Suite 100
Houston, Texas 77042
(Address of Principal Executive Offices)
(Zip Code)

(713) 600-2600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreements with Officers
On April 15, 2015, Spark Energy, Inc. (the “Company”) entered into employment agreements (the “Employment Agreements”) with Nathan Kroeker, President and Chief Executive Officer; Allison Wall, Chief Operating Officer; Georganne Hodges, Chief Financial Officer and Gil Melman, Vice President, General Counsel and Corporate Secretary. The terms of the Employment Agreements are substantially similar except with respect to salary and minimum share ownership requirements which are discussed below. The Employment Agreements provide for an annual base salary of $416,000 for Mr. Kroeker, $270,000 for each of Mrs. Wall and Mrs. Hodges and $265,000 for Mr. Melman. The Employment Agreements have initial terms ending December 31, 2015 and renew for subsequent one year periods, subject to termination by either party as set forth below.
The Employment Agreements also provide the following additional compensation and benefits for each of the executives:

•
Participation in annual long-term incentive and short term incentive bonus plans, as may be established by the Company in its discretion and as administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”), including participation in the Company’s existing 2014 long term incentive plan (the Long Term Incentive Plan”); and

•	Participation in employee benefit plans available to senior executives and employees generally;

•	Severance benefits as discussed below; and

•
Indemnity of the relevant executive for all acts and omissions occurring during the executive’s employment with the Company, and an obligation on the part of the Company to purchase director and officer liability insurance providing coverage to the executive.

Generally either the Company or the executive can terminate the Employment Agreement for convenience, with cause in the case of the Company, and with good reason in the case of the executive. The Employment Agreements each provide that, in the event the relevant executive is terminated by the Company other than for “cause” or the executive’s employment terminates due to either the Company’s election not to renew the term of the Employment Agreement or the executive’s resignation for “good reason”, the executive will, subject to execution of a release of claims, be entitled to receive the following payments and benefits:

•	12 months’ base salary, payable in twelve substantially equal installments;

•
A pro rata annual bonus for the year of termination, calculated based upon actual performance of the Company and relative achievement of key performance targets by the executive through such date and payable in twelve substantially equal installments;

•	Full vesting of any outstanding awards held by the executive under the Company’s Long Term Incentive Plan.
“Cause” under the Employment Agreements is generally defined to include (a) a material uncured breach by the executive of the Employment Agreement or any other obligation owed to the Company, (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, (c) any conviction, indictment or plea of nolo contendere with respect to any felony or any crime involving moral turpitude, (d) willful failure to perform obligations pursuant to the Employment Agreement or failure or refusal to follow the lawful instructions of the Company’s board of directors and (e) any conduct which is materially injurious to the Company.
“Good Reason” under the Employment Agreements is generally defined to include (a) a material diminution in base salary, (b) a material diminution in title, duties, authority or responsibilities, (c) relocation by more than fifty miles or (d) material and uncured breach of the Employment Agreement by the Company.
Upon a change of control (as defined in the Long Term Incentive Plan), outstanding awards under the Long Term Incentive Plan do not automatically vest unless, as a result of the change of control or thereafter, there is a termination of the Employment Agreement by the Company without cause or by the executive for good reason. Upon a change of control, the executive retains all outstanding awards under the Long Term Incentive Plan subject to existing vesting schedules; provided that such awards may be modified by the Compensation Committee to reflect the change in capital structure resulting from the change in control.

The Employment Agreements also provide for noncompetition and nonsolicitation covenants which are in effect during the period of the executive’s employment and for a period of 12 months thereafter. Both the Company and the executive have covenants of non-disparagement of the other.
The employment agreements also provide for a minimum stock ownership level to be achieved by April 1, 2019 which is set at stock valued at three times base salary for the Chief Executive Officer and two times base salary for the other executives.
The foregoing description does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreements, copies of which are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4 and are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Spark Energy, Inc. and Nathan Kroeker dated April 15, 2015
10.2	Employment Agreement between Spark Energy, Inc. and Allison Wall dated April 15, 2015
10.3	Employment Agreement between Spark Energy, Inc. and Georganne Hodges dated April 15, 2015
10.4	Employment Agreement between Spark Energy, Inc. and Gil Melman dated April 15, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2015

Spark Energy, Inc.

By:	/s/ Gil Melman
Name:	Gil Melman
Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Spark Energy, Inc. and Nathan Kroeker dated April 15, 2015
10.2	Employment Agreement between Spark Energy, Inc. and Allison Wall dated April 15, 2015
10.3	Employment Agreement between Spark Energy, Inc. and Georganne Hodges dated April 15, 2015
10.4	Employment Agreement between Spark Energy, Inc. and Gil Melman dated April 15, 2015